Exhibit 99.1
                                                           Contact:  Maria Brous
                                                                  (863) 680-5339

              Publix Reports First Quarter Results and Stock Price

LAKELAND, Fla., May 1, 2007 -- Publix's sales for the first quarter of 2007 were $5.9 billion, a 6.7 percent increase from last year's $5.5 billion. Comparable-store sales for the first quarter of 2007 increased 5.1 percent.
         Net earnings for the first quarter were $317.6 million, compared to $288.4 million in 2006, an increase of 10.1 percent. Earnings per share for the first quarter of 2007 were $0.38, compared to $0.34 in 2006, after adjusting for the 5-for-1 stock split effective July 1, 2006.
         These amounts are based on unaudited reports that will be filed next week with the U.S. Securities and Exchange Commission (SEC). The company's quarterly report to the SEC, Form 10-Q, will be available May 10, 2007, on its Web site at www.publix.com/stock.
         Based on the most recent appraisal, Publix's stock price increased $1.00 from $19.90 per share to $20.90 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
        "I'm proud of our Publix associates who continue to make us a leader in our industry," Publix CEO Charlie Jenkins Jr. said. "It's their dedication to our customers that has resulted in yet another increase in our stock price."
         Publix is privately owned and operated by its 143,000 employees and has 902 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of Fortune's "100 Best Companies to Work For in America" for 10 consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company's Web site, www.publix.com. ###